UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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MASTEC, INC.
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
COMPENSATION DISCLOSURE AND ANALYSIS
SECURITY OWNERSHIP
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AUDIT COMMITTEE AND AUDIT RELATED INFORMATION

MasTec, Inc.
800 S. Douglas Road, 12th Floor
Coral Gables, Florida 33134
(305) 599-1800
NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS
To our shareholders:
The 2007 Annual Meeting of Shareholders of MasTec, Inc. will be held on Thursday, May 24, 2007 at 9:30 a.m., local time, at the Douglas Entrance Annex Building, 3rd Floor Archroom, located at 800 S. Douglas Road, Coral Gables, Florida 33134. At the Annual Meeting, shareholders will be asked to vote on the following proposals:
1.	The election of Robert Dwyer, Frank E. Jaumot and Jose S. Sorzano as Class III directors to serve until the 2010 Annual Meeting of Shareholders; and
2.	Such other business as may properly be brought before the Annual Meeting, and at any adjournments or postponements of the Annual Meeting.
The election proposal is discussed more fully in the Proxy Statement accompanying this notice. Shareholders of record at the close of business on April 11, 2007 are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting.
All shareholders are cordially invited to attend the Annual Meeting in person. However, to ensure that your shares are represented at the meeting in case you are not personally present, you are requested to mark, sign, date, and return the enclosed proxy card as promptly as possible in the envelope provided. Return of the proxy card will not prevent you from voting in person at the meeting should you decide to do so. As an alternative, all shareholders are encouraged to vote by telephone or online and enroll for electronic delivery of future proxy and other materials. Please go to www.mastec.com under Investor Relations or follow the instructions accompanying your proxy card for more information.
By Order of the Board of Directors,
Jose Mas, President and Chief Executive Officer
Coral Gables, Florida
April 27, 2007
We urge each shareholder to promptly sign and return the enclosed proxy card or to use telephone or Internet voting as described in the proxy statement.

April 27, 2007
PROXY STATEMENT
2007 ANNUAL MEETING OF SHAREHOLDERS OF MASTEC, INC.
QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING
Why did I receive this proxy?
The Board of Directors of MasTec, Inc. is furnishing this Proxy Statement to solicit proxies on its behalf to be voted at the 2007 Annual Meeting of Shareholders of MasTec to be held at Douglas Entrance Annex Building, 3rd Floor Archroom, 800 S. Douglas Road, Coral Gables, Florida 33134, on Thursday, May 24, 2007, at 9:30 a.m. local time. This Proxy Statement summarizes the information you need to know to vote by proxy or in person at the Annual Meeting. You do not need to attend the Annual Meeting in person in order to vote.
When was this proxy statement mailed?
This Proxy Statement, the enclosed proxy card and the Form 10-K containing the financial statements for the year ended December 31, 2006 are first being mailed or transmitted electronically on or about April 27, 2007 to shareholders of record at the close of business on April 11, 2007.
Who is entitled to vote?
Only holders of record of shares of our common stock at the close of business on April 11, 2007, the record date, are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the meeting. On the record date, 65, 549, 481 shares of common stock were outstanding and eligible to be voted at the Annual Meeting and there were 2,065 record shareholders.
What is the quorum for the meeting?
The presence, in person or by proxy, of a majority of the shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. No business may be conducted at the Annual Meeting if a quorum is not present. If less than a majority of outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.
How many votes do I have?
The securities that can be voted at the Annual Meeting are our common stock, with each share entitling its owner to one vote on all matters brought before the Annual Meeting.
How do I vote?
If you are not present in person at the Annual Meeting, your shares can be voted only if represented by proxy or if you vote telephonically or online. The shares represented by your proxy will be voted in accordance with your instructions only if you properly complete, sign and return the accompanying proxy card to our Secretary prior to the Annual Meeting or vote your ballot telephonically or online.
Shareholders are eligible to vote electronically through the Internet or by telephone. Please go to www.mastec.com under Investor Relations or follow the instructions accompanying your proxy card for more information on voting by telephone or online and registering to receive future proxy and other materials online.
Shareholders not wishing to vote telephonically or electronically through the Internet or whose proxy card does not reference telephone or online voting information should complete and return the enclosed paper proxy card. Signing and returning the proxy card or submitting the proxy via telephone or online does not affect the right to vote in person at the Annual Meeting. For voting your shares held by a broker and/or held in a 401(K) Retirement Plan, see below.
How do I vote my shares that are held by my broker?
If you hold shares of our common stock in street name and wish to vote in person at the meeting, you must present a recent proxy validating your ownership of the shares of common stock you intend to vote from your bank, broker or other nominee that holds as of the record date your shares of common stock. You will also need proof of identity for entrance to the meeting.
How do I vote my shares that are held in my 401(K) Retirement Plan?
Separate proxy cards are being transmitted to all persons who have shares of our common stock allocated to their accounts as participants or beneficiaries under the MasTec, Inc. 401(k) Retirement Plan (the “401(k) Plan”). These proxy cards appoint Investors Bank & Trust, which acts as Trustee for the 401(k) Plan, to vote the shares held for the accounts of the participants or their beneficiaries in the 401(k) Plan in accordance with the instructions noted thereon. In the event no proxy card is received from a participant or beneficiary or a proxy card is received without instructions, or in the event shares are not yet allocated to any participant’s account, the Trustee will vote the shares of stock of the participant and any unallocated shares “FOR” the three nominees for director. The Trustee does not know of any other business to be brought before the Annual Meeting but it is intended that, if any other matters properly come before the Annual Meeting, the Trustee as proxy will vote upon such matters according to its judgment.
Any 401(k) Plan participant or beneficiary who executes and delivers a proxy card may revoke it at any time prior to its use by executing and delivering a duly executed proxy card bearing a later date or by giving written notice to ADP Investor Communication Services, Plan Tabular, at the following address: ADP Investor Communication Services, Attention: Tabulation Department, 51 Mercedes Way, Edgewood, NY 11717. Under the terms of the 401(k) Plan, the Trustee is required to vote the shares held for the accounts of the participants or their beneficiaries in the 401(k) Plan in accordance with the instructions noted thereon, and only the Trustee of the 401(k) Plan can vote the shares allocated to the accounts of participants, even if such participants or their beneficiaries attend the Annual Meeting in person.
What am I voting on?
At the Annual Meeting, our shareholders will be asked to vote on the following proposals:
•	The election of three directors to serve as Class III Directors until the 2010 Annual Meeting of Shareholders; and

•	Such other business as may properly be brought before the Annual Meeting, and at any adjournments or postponements of the Annual Meeting.
What vote is required to elect directors at the Annual Meeting?
If a quorum is present, directors will be elected pursuant to the affirmative vote of a plurality of the shares of common stock voting in person or represented by proxy at the Annual Meeting, which means that the three nominees who receive the most affirmative votes will be elected to the Board of Directors. In voting to elect nominees to the Board of Directors, shareholders may vote in favor of all the nominees or any individual nominee or withhold their votes as to all the nominees or any individual nominee.
As of April 11, 2007 (the record date for the Annual Meeting), our directors and executive officers beneficially owned or controlled approximately 24,294,002 shares of our common stock (3,258,350 of which are shares beneficially owned through options exercisable within 60 days), constituting approximately 35.31% of the outstanding common stock. We believe that these holders will vote their shares of common stock in favor of the nominees for directors.

How are abstentions and broker non-votes treated?
Pursuant to Florida law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. A broker non-vote occurs when a broker who holds shares in street name for a customer does not have authority to vote on certain non-routine matters under the rules of the New York Stock Exchange because its customer has not provided any voting instructions on the matter. Under the rules of the New York Stock Exchange, brokerage firms may have the authority to vote their customers’ shares on certain routine matters for which they do not receive voting instructions, including the uncontested election of directors. Therefore, brokerage firms may vote such shares to approve the election of the director nominees.
Will there be any other items of business on the agenda?
The Board of Directors does not know of any other matters that may be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the Board of Directors. In the event that any other matter should come before the Annual Meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with recommendation of the Board of Directors.
What happens if I return my proxy card without voting?
When the proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with your directions. If the signed card is returned with no direction, the proxy will be voted to elect the director nominees listed in “Proposal No. 1 — Election of Directors” and in accordance with the recommendation of the Board of Directors on all other matters that may properly come before the Annual Meeting.
Can I change my vote after I have voted?
A proxy given pursuant to this solicitation may be revoked at any time prior to its exercise by:
•	written notice delivered to our Corporate Secretary at MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134,

•	executing and delivering to our Corporate Secretary a proxy with a later date,

•	attending the Annual Meeting and voting in person, or

•	submitting a telephonic or electronic vote with a later date.
With respect to telephonic or electronic votes, the last vote transmitted will be the vote counted. Attendance at the Annual Meeting will not, in itself, constitute revocation of a proxy.
Will anyone contact me regarding this vote?
No arrangements or contracts have been made with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews. In addition, we reserve the right to solicit proxies through our directors, officers and employees in person and by telephone or facsimile.
Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held as of the record date by them.
Who has paid for this proxy solicitation?
All expenses incurred in connection with the solicitation of proxies, including the printing and mailing of this Proxy Statement, will be borne by MasTec.

How do I obtain a list of MasTec’s shareholders?
A list of MasTec’s shareholders as of April 11, 2007, the record date for the Annual Meeting, will be available for inspection at our corporate headquarters located at 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134 during normal business hours during the 10-day period prior to the Annual Meeting.
How do I submit a proposal for the 2008 Annual Meeting?
Under our bylaws, MasTec must receive any proposal of an eligible shareholder intended to be presented at the 2008 Annual Meeting of Shareholders of MasTec, including any nomination proposal, on or before December 28, 2007, for the proposal to be eligible for inclusion in our Proxy Statement and Proxy related to that meeting. Any notice regarding a shareholder proposal must include the information specified in Article I, Section 9 of our bylaws. If a shareholder fails to comply with Article I, Section 9 of our bylaws or notifies MasTec after December 28, 2007 of an intent to present a proposal at MasTec’s 2008 Annual Meeting of Shareholders, the proposal will not be considered. A copy of our bylaw requirements will be provided upon written request to: MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134.
Since more than one shareholder lives at this address, why did we only receive one set of proxy materials?
Unless contrary instructions are received, MasTec may send a single copy of the Annual Report, Proxy Statement and Notice of Annual Meeting to any household at which two or more shareholders reside if MasTec believes the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process is known as “householding” and helps reduce the volume of duplicate information received at a single household, which reduces costs and expenses borne by MasTec.
If you would like to receive a separate set of MasTec’s annual disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another shareholder and the two of you would like to receive only a single set of our annual disclosure documents, follow the instructions below:
1.	If your shares are registered in your own name, please contact our transfer agent, American Stock Transfer & Trust Company, and inform them of your request by calling them at 1(800) 937-5449 or by writing to them at American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York, 10038.

2.	If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
The Board of Directors has nominated Robert Dwyer, Frank E. Jaumot and Jose S. Sorzano to stand for election as Class III directors at the Annual Meeting, to hold office until the 2010 Annual Meeting and until their respective successors are elected and qualified. All of the director nominees are incumbent directors. The Board of Directors currently is composed of ten directors elected in three classes, with four Class I, three Class II, and three Class III directors. Directors in each class hold office for three-year terms, except for Mr. Csiszar, who will only hold office for a two-year term as a result of his election as a Class I director last year. The terms of the classes are staggered so that the term of only one class terminates each year. The terms of the current Class III directors expire at the Annual Meeting. If elected, the nominees for Class III directors will serve until the 2010 Annual Meeting of Shareholders. The terms of the Class II directors expire at the 2009 Annual Meeting of Shareholders and the terms of the Class I directors expire at the 2008 Annual Meeting of Shareholders.
Additional background information regarding the nominees for election is provided below. MasTec has no reason to believe that any of these nominees will refuse or be unable to serve as a director if elected; however, if any of the nominees is unable to serve, each proxy that does not direct otherwise will be voted for a substitute nominee designated by the Board of Directors.
The Board of Directors recommends that you vote FOR each of the nominees named above. Unless otherwise indicated, the accompanying form of proxy will be voted FOR the election of each of the nominees for election as a Class III director named above.

Information as to Nominees and Other Directors
Nominees for Class III Directors
     Robert J. Dwyer, 63, joined our Board of Directors in October 2004. Mr. Dwyer retired in 1999. Prior to 1999, Mr. Dwyer spent 17 years with Morgan Stanley and Dean Witter Reynolds in various executive positions. Mr. Dwyer currently is an advisor to Morgan Stanley and Co. and is a private equity investor. He currently serves as a director of Bny/Ivy Multi-Strategy Hedge Fund, LLC. Mr. Dwyer has numerous charitable and civic interests.
     Frank E. Jaumot, 50, joined our Board of Directors in September 2004. Mr. Jaumot has been the Director of Accounting and Auditing for the certified public accounting firm of Ahearn, Jasco and Company, P.A. since 1991. From 1979 to 1991, Mr. Jaumot was associated with Deloitte and Touche. Mr. Jaumot is a certified public accountant in Florida and Ohio and is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. He also is a member of the Board of Directors for Junior Achievement of South Florida.
     Jose S. Sorzano, 66, has been a member of our Board of Directors since October 1995. Mr. Sorzano has been Chairman of The Austin Group, Inc., an international corporate consulting firm, since 1989, a director of Ultra-Scan Corp., a privately held biometric company, and a director for CIPE, the Center for International Private Enterprise. Mr. Sorzano was also Special Assistant to President Reagan for National Security Affairs from 1987 to 1988; Associate Professor of Government, Georgetown University, from 1969 to 1987; and Ambassador and U.S. Deputy to the United Nations from 1983 to 1985.
Class II Directors
     Carlos M. de Cespedes, 56, joined our Board of Directors in September 2004. Mr. de Cespedes is Chairman and Chief Executive Officer of Pharmed Group Holdings of Miami. In 1980, Mr. de Cespedes co-founded Pharmed with his brother, Jorge, and it has grown under their leadership to be the largest minority-owned distributor of medical, surgical, and rehabilitative supplies in the United States. Mr. de Cespedes has been actively involved in numerous charitable and community organizations, including the Board of Directors for Florida International University. Additionally, he has served on the boards of the University of Miami ALS Foundation, Mesa Redonda and Alliance for Ethical Government.
     Austin J. Shanfelter, 49, has been a member of our Board of Directors since August 2001. From August 2001 until March 2007, Mr. Shanfelter was our Chief Executive Officer and President. From February 2000 until August 2001, Mr. Shanfelter was our Chief Operating Officer. Prior to being named Chief Operating Officer, he served as President of one of our service operations from January 1997. Mr. Shanfelter also served as acting Chief Accounting Officer in connection with the filing of our Annual Report on Form 10-K for the year ended December 31, 2003. Mr. Shanfelter has been in the telecommunications infrastructure industry since 1981. Mr. Shanfelter has been a member of the Board of Directors of the Power and Communications Contractors Association (PCCA), an industry trade group since 1990, and served as President of the Association from February 2006 to February 2007. Since 1982, Mr. Shanfelter has also been a member of the Society of Cable Television Engineers and was inducted into the Cable TV Pioneers in 2003. He is an active alumnus of Lock Haven University and serves on the Touching Tomorrow Today Committee.
     John Van Heuvelen, 61, has been a member of our Board of Directors since June 2002. Mr. Van Heuvelen spent 13 years with Morgan Stanley and Dean Witter Reynolds in various executive positions in the mutual fund, unit investment trust and municipal bond divisions before serving as president of Morgan Stanley Dean Witter Trust Company from 1993 until 1999. Since 1999, Mr. Van Heuvelen has been a private equity investor based in Denver, Colorado. His investment activities have included private telecom and technology firms, where he still remains active. Mr. Van Heuvelen is the Chairman of the Board of Directors of LifeVantage Corporation.

Class I Directors
     Ernst N. Csiszar, 56, joined our Board of Directors in October 2005. Mr. Csiszar is currently a private investor. From September 2004 until his retirement in September 2006, Mr. Csiszar was the President and Chief Executive Officer of the Property Casualty Insurers Association of America, the property and casualty insurance industry’s principal trade association. Mr. Csiszar was the Director of Insurance for the State of South Carolina from February 1999 to August 2004 and also served as president of the National Association of Insurance Commissioners. Mr. Csiszar also served as the president and chief executive officer of Seibels Bruce Group, Inc. of Columbia, S.C. from 1995 to 1998. Previously, he was a visiting professor at the School of Business at the University of South Carolina and served as managing co-director of the European investment banking firm, Holborn Holdings Corporation, in Geneva, Switzerland.
     Julia L. Johnson, 44, has been a member of our Board of Directors since February 2002. From January 2001 to the present, Ms. Johnson has been President of NetCommunications, L.L.C., a strategy consulting firm specializing in the communications, energy, and information technology public policy arenas. Prior to founding NetCommunications, Ms. Johnson was Vice President of Marketing for MILCOM Technologies, Inc., a military technology commercialization company, from March 2000 to August 2001. From November 2001 to the present, Ms. Johnson has also served as founder and Chairman of the Emerging Issues Policy Forum, a public policy organization established to promote open public policy discussions on key market, industrial and regulatory issues. Ms. Johnson served on the Florida Public Service Commission from January 1992 until November 1999, serving as chairwoman from January 1997 to January 1999. Ms. Johnson also chaired Florida’s Information Service Technology Development Task Force, which advised Florida Governor Jeb Bush on information technology policy and related legislative issues, from November 1999 to July 2001. Ms. Johnson also serves on the boards of Allegheny Energy, Inc. and Northwestern Corporation.
     Jorge Mas, 44, has been Chairman of our Board of Directors since January 1998 and a director since March 1994. From March 1994 to October 1999, Mr. Mas was our Chief Executive Officer. Mr. Mas has been Chairman of the Board of the Cuban American National Foundation, Inc., a not-for-profit corporation, since July 1999. Mr. Mas is the brother of Jose R. Mas.
     José Ramón Mas, 35, has been our President and Chief Executive Officer since April 2007. Mr. Mas served as MasTec’s Vice Chairman of the Board and Executive Vice President — Business Development from August 2001 until March 2007. Mr. Mas started with MasTec in 1992, and from 1999 until 2001 he was head of MasTec’s Communications Service Operation. Mr. Mas is the brother of Jorge Mas, MasTec’s Chairman of the Board.
OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS
Board and Committee Meetings
The Board of Directors conducts its business through meetings of the full Board and through committees of the Board, including the Executive Committee, the Independent Committee, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Board and its committees also act by written consent. During 2006, the Board of Directors met on ten occasions. During 2006, each of the current directors attended at least 75% of the aggregate of the Board meetings and the meetings of each committee on which such director served.
The Executive Committee is composed of Jorge Mas, who serves as Chairman, Julia L. Johnson, Austin J. Shanfelter and John Van Heuvelen. The principal function of the Executive Committee is to act for the Board of Directors when action is required between full Board meetings. The Executive Committee did not meet during 2006.
The Audit Committee is composed of John Van Heuvelen, who is currently serving as its Chairman, Ernst N. Csiszar and Frank E. Jaumot. The Board of Directors, in the exercise of its reasonable business judgment, has determined that (i) John Van Heuvelen and Frank E. Jaumot qualify as “audit committee financial expert(s),” (ii) each member of the Audit Committee is financially literate, and (iii) each member of the Audit Committee is independent, under applicable New York Stock Exchange and SEC rules and regulations. The Audit Committee assists the Board of Directors in overseeing MasTec’s financial reporting and legal and regulatory compliance program. The Audit Committee also is required to approve all audit and non-audit services provided by our independent registered public accounting firm, including the scope of such services and fees paid to our independent registered public accounting firm. MasTec’s Board of Directors has adopted a charter that sets forth the responsibilities of the Audit Committee. During 2006, the Audit Committee met on fifteen occasions. Please refer to the section entitled “Audit Committee and Audit Related Information” for further information regarding the Audit Committee.
The Compensation Committee is composed of Jose S. Sorzano, who currently serves as Chairman, Carlos M. de Cespedes, Robert J. Dwyer and John Van Heuvelen, all of whom the Board of Directors, in the exercise of its reasonable business judgment, has determined to be independent, under applicable New York Stock Exchange and SEC rules and regulations. The Compensation Committee is charged with discharging the Board of Director’s responsibilities relating to compensation and evaluation of MasTec’s executive officers, including establishing compensation policies and philosophies for MasTec and its executive officers and reviewing and approving corporate goals and objectives relevant to MasTec’s Chief Executive Officer’s compensation, as well as overseeing MasTec’s incentive compensation plans and equity-based plans that are subject to Board approval. The Compensation Committee has the power to create subcommittees with such powers as the Compensation Committee may from time to time confer to such subcommittees. For a description of the role performed by executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation, see “Compensation Discussion and Analysis.” MasTec’s Board of Directors has adopted a charter that sets forth the responsibilities of the Compensation Committee. During 2006, the Compensation Committee met on nine occasions. Please refer to the section entitled “Compensation Committee Report on Executive Compensation” for further information regarding the Compensation Committee.
The Nominating and Corporate Governance Committee is composed of Julia L. Johnson, who serves as Chairman, Ernst N. Csiszar, Carlos M. de Cespedes, and Jose S. Sorzano, all of whom the Board of Directors, in the exercise of its reasonable business judgment, has determined to be independent, under applicable New York Stock Exchange and SEC rules and regulations. The Nominating and Corporate Governance Committee is responsible for developing qualifications for members of the Board of Directors, recommending to the Board of Directors candidates for election to the Board of Directors and evaluating the effectiveness and performance of the Board of Directors. The Nominating and Corporate Governance Committee also develops, implements and monitors MasTec’s corporate governance principles and its code of business conduct and ethics; monitors and safeguards the Board’s independence; and annually undertakes performance evaluations of the Board committees and the full Board of Directors. MasTec’s Board of Directors has adopted a charter that sets forth the responsibilities of the Nominating and Corporate Governance Committee. During 2006, the Nominating and Corporate Governance Committee met on four occasions.
The Nominating and Corporate Governance Committee has no specific minimum qualifications for director candidates. In general, however, persons considered for membership on the Board must have demonstrated leadership capabilities, be of sound mind and high moral character and be willing and able to commit the necessary time for Board and committee service. In evaluating potential candidates for service on the Board of Directors, the Nominating and Corporate Governance Committee will consider, consistent with its charter, the candidate’s ability to satisfy the New York Stock Exchange’s and SEC’s independence requirements and the candidate’s ability to contribute to the effective oversight and management of MasTec, taking into account the needs of MasTec and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which MasTec operates; and such other factors as the Nominating and Corporate Governance Committee may, in its discretion, deem important to successful service as a director.
The Nominating and Corporate Governance Committee will consider candidates recommended by the shareholders pursuant to written applications submitted to us at 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134; Attention: Corporate Secretary, not less than 120 calendar days prior to the first anniversary of the date that our proxy statement is released to shareholders in connection with the preceding year’s annual meeting of shareholders, except that if no annual meeting of shareholders was held in the preceding year or if the date of the annual meeting of shareholders has been changed by more than 30 calendar days from the date contemplated at the time of the preceding year’s proxy statement, the notice must be received by our Corporate Secretary not less than 150 calendar days prior to the date of the contemplated annual meeting or the date that is 10 calendar days after the date of the first public announcement or other notification to shareholders of the date of the contemplated annual meeting, whichever first occurs. Shareholder proposals for nominees should include biographical and other related information regarding the proposed nominee sufficient to comply with applicable disclosure rules and a statement from the shareholder as to the qualifications and willingness of the candidate to serve on our Board of Directors. No recommended nominees were received by the Nominating and Corporate Governance Committee from any shareholder or group of shareholders who beneficially own five percent or more of our common stock for the previous year’s annual meeting.
The Independent Committee is composed of Frank E. Jaumot and Robert J. Dwyer each of whom the Board of Directors, in the exercise of its reasonable business judgment, has determined to be independent, under applicable New York Stock Exchange and SEC rules and regulations. The committee was established to investigate allegations made in derivative actions brought against MasTec; several of its former and current directors including, directors Jorge Mas, Jose R. Mas, Julia L. Johnson, Jose S. Sorzano, John Van Heuvelen and Arthur B. Laffer; and several of its former and current executive officers, including, Austin J. Shanfelter, MasTec’s former President and Chief Executive Officer and Donald Weinstein, MasTec’s former Chief Financial Officer. The derivative actions were settled in 2006. The committee was charged with the responsibility of determining whether it is in MasTec’s best interests to pursue an action or actions based on the allegations. During 2006, the Independent Committee met on two occasions.
The full text of our current Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters, as well as, our Corporate Governance Guidelines are available on MasTec’s website located at www.mastec.com and are available in print to any shareholder who requests it at MasTec, Inc., Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. Our Internet website and the information contained therein, other than material expressly referred to in this proxy statement, or connected thereto are not incorporated into this proxy statement.
Independent Directors
The Board of Directors, in the exercise of its reasonable business judgment, has determined that a majority of our directors qualify as independent directors pursuant to the New York Stock Exchange and SEC rules and regulations. In making the determination of independence, the Board considered that no independent director has a material relationship with MasTec, either directly or as a partner or shareholder of an organization that has a relationship with MasTec or any other relationships that, in the Board’s judgment, would interfere with the director’s independence. Our independent directors are Ernst N. Csiszar, Carlos M. de Cespedes, Robert J. Dwyer, Frank E. Jaumot, Julia L. Johnson, Jose S. Sorzano, and John Van Heuvelen. In 2006, the independent directors met on ten occasions in executive sessions without management. The independent directors have selected John Van Heuvelen as the presiding director to preside over all executive sessions of the independent directors.
Compensation Committee Interlocks and Insider Participation
In 2006, none of our executive officers or directors was a member of the board of directors of any other company where the relationship would be considered a committee interlock under SEC rules.
Other Corporate Governance Matters
Interested parties who want to communicate with the presiding or with the independent directors as a group, or a shareholder who wants to communicate with the Board, individual Board members or a board committee should address their communications to the Board, the Board members or the Board committee, as the case may be, and send them to c/o Corporate Secretary, MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. The Corporate Secretary will forward all such communications directly to such Board members.
MasTec does not have a policy requiring our directors to attend the Annual Meeting. All of our directors attended our 2006 Annual Meeting of Shareholders.
MasTec has adopted a Personal Responsibility Code that applies to all of our directors, officers and employees which include additional criteria that are applicable to our Chief Executive Officer and senior financial officers. The full text of the Personal Responsibility Code is available on MasTec’s website at www.mastec.com. We intend to provide amendments or waivers to our Personal Responsibility Code on our website, within four business days of such amendment or waiver.
Compensation of Directors
2006 Director Compensation
Each of the independent directors is paid an annual retainer of $30,000. In addition, the Audit Committee Chairperson is paid $15,000 per year and each other audit committee member is paid $10,000 per year for service. The Compensation Committee Chairperson and the Nominating and Governance Committee Chairperson are paid $5,000 per year and each of the other members of these committees is paid $4,000 per year for service. All other committee members and chairpersons who are independent directors receive $1,000 per year. In addition, directors are reimbursed for their reasonable expenses incurred in order to attend Board and committee meetings. All cash compensation is paid on a quarterly basis.
Option and restricted stock awards granted to our independent directors are governed by our Amended and Restated 2003 Stock Incentive Plan for Non-Employees, which we refer to as the Non-Employee Incentive Plan. Each independent director receives a formula grant of options to purchase 20,000 shares of our common stock and a formula grant of restricted stock with a value equal to $50,000 upon initial appointment or election and upon each re-election to the Board and options to purchase 7,500 shares of our common stock following each Annual Meeting of Shareholders for continued service during the elected term. All formula options expire ten years from the date of grant and vest annually over three years commencing on the first anniversary of the grant date. The formula restricted stock grants vest 33% immediately, 33% on the first anniversary of the grant date and 34% on the second anniversary of the grant date and upon issuance, the recipient has immediate rights of ownership in all of the shares of restricted stock, including the right to vote the shares and the right to receive dividends. All formula options are granted at an exercise price equal to, and formula restricted stock grants are based on, the fair market value of MasTec’s common stock based on the closing price of our common stock on the New York Stock Exchange on the date of grant. In addition to the formula grants, the Compensation Committee, which administers the Non-Employee Incentive Plan, may also make discretionary grants of stock options and restricted stock awards to non-employee directors.
Effective January 1, 2006, we adopted a Deferred Fee Plan. Under the terms of the Deferred Fee Plan, directors may elect to defer the receipt of cash and stock fees for their services as directors. Each director may elect the type and percentage of fees to be deferred. Deferred cash fees may be directed to a deferred cash account or a deferred stock account (or both). Deferred stock fees may only be directed to a deferred stock account. Elections to defer fees remain in force, unless amended or revoked within the required time periods. The deferred cash account will be credited with interest on the cash balance at the end of each calendar quarter. The interest rate is equal to the rate of interest payable by us on our revolving credit facility, as determined as of the first day of each calendar quarter. The deferred stock account will be credited with stock dividends (or with cash dividends that are converted to deferred stock credits pursuant to the plan). Distribution of a director’s cash and stock accounts will begin on January 15 of the year following the directors’ termination of all services with us or, in the case of a change of control (as defined in the Deferred Fee Plan), in a lump sum as soon as practicable following such change of control. Distributions from the deferred cash account will be made in cash and distributions from the deferred stock account will be made in shares of MasTec’s common stock. Distributions will either be made in a lump-sum payment or in up to five consecutive installments as elected by the director.

The following table sets forth a summary of the compensation we paid to our non-employee directors for services rendered in 2006.

	Fees Earned or Paid				All Other
Name	in Cash(1)	Stock Awards(2)(4)		Option Awards(3(4)	Compensation (5)	Total ($)
Jorge Mas	$0	$0		$94,600	$1,247,165	$1,341,765
Ernst N. Csiszar	$44,000	$24,167		$120,500	$0	$188,667
Carlos M. de Cespedes	$38,000	$26,917		$87,350	$0	$152,267
Robert J. Dwyer	$34,000	$14,513		$60,140	$0	$108,653
Frank E. Jaumot	$40,000	$16,500		$52,672	$0	$109,172
Julia L. Johnson	$36,000	$84,431	(6)	$74,317	$0	$194,748
Jose S. Sorzano	$39,000	$16,500		$68,893	$0	$124,393
John Van Heuvelen	$50,000	$26,917		$85,995	$0	$162,912

(1)	This column reports the amount of cash compensation earned in 2006 for Board and committee service.

(2)	Amounts shown in this column represent the compensation cost recognized by us for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS No. 123(R) related to restricted stock granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(3)	Amounts shown in this column represent the compensation cost recognized by us for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS No. 123(R) related to stock options granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 1 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(4)	The grant date fair value determined in accordance with SFAS 123(R) for stock awards and option awards made to non-employee directors for 2006 were as follows: Jorge Mas, $0; Ernst N. Csiszar, $323,600; Carlos M. de Cespedes, $323,600; Robert J. Dwyer, $102,600; Frank E. Jaumot, $102,600; Julia J. Johnson, $152,608; Jose S. Sorzano, $102,600; and John Van Heuvelen, $323,600. As of December 31, 2006, the aggregate number of unvested stock awards and the aggregate number of stock option awards (both exercisable and unexercisable) for non-employee directors were as follows:

	Aggregate Number of	Aggregate Number of
Name	Stock Awards	Option Awards
Jorge Mas	0	1,300,000
Ernst N. Csiszar	8,841	40,000
Carlos M. de Cespedes	13,901	47,500
Robert J. Dwyer	8,474	35,000
Frank E. Jaumot	9,728	35,000
Julia L. Johnson	12,033	117,500
Jose S. Sorzano	9,941	152,500
John Van Heuvelen	13,941	130,000
(5)	Includes $1,162,692 in premiums paid by MasTec for a second to die life insurance policy on the lives of Mr. and Mrs. Jorge Mas that is owned by MasTec and is subject to a split dollar arrangement and imputed income with respect to this split dollar arrangement of $44,529 and $39,944 for Mr. Mas’ personal use of a private plane leased by MasTec. Pursuant to the split-dollar arrangement, MasTec is entitled to recover the greater of (i) all premiums it pays on the policy plus interest equal to four percent, compounded annually or (ii) the cash surrender value of the policy upon the second to die of Mr. or Mrs. Mas. The balance of the death benefit proceeds would be paid to the beneficiaries designated by Mr. Mas. See “Certain Relationships and Related Transactions” for a description of the split dollar agreements that MasTec has entered into with Mr. Mas.
(6)	Ms. Johnson did not receive the restricted stock grant she was entitled to receive upon re-election to the Board in 2005 due to an administrative oversight. Accordingly, she received a make-up grant in April 2006.
2007 Director Compensation
In April 2007, the Compensation Committee of the Board of Directors approved a new compensation structure for our independent directors. Effective January 1, 2007, each of the independent directors is paid an annual retainer of $90,000. In addition, the Audit Committee Chairperson is paid $10,000 per year and each other audit committee member is paid $5,000 per year for service. The Compensation Committee Chairperson and the Nominating and Governance Committee Chairperson are paid $2,500 per year. In addition, directors are reimbursed for their reasonable expenses incurred in order to attend Board and committee meetings. All compensation is paid on a quarterly basis and, at the director’s election, may be paid in cash, immediately vested restricted stock or any combination of thereof. In addition, the Compensation Committee determined that the directors that are up for reelection at this annual meeting will receive a one-time grant of $90,000 of restricted stock on the date of our annual meeting based on the closing sales price of our common stock on the New York Stock Exchange on that date.

Executive Officers
Our current executive officers are as follows:

Name	Age	Position
Jose R. Mas	35	President, Chief Executive Officer and Director
Robert Apple	57	Chief Operating Officer
C. Robert Campbell	62	Executive Vice President and Chief Financial Officer
Alberto de Cardenas	38	Executive Vice President, General Counsel and Secretary
Biographical information for Mr. Jose R. Mas can be found in the section entitled “Proposal No. 1 — Election of Directors” beginning on page 4.
Robert Apple, 57, has been our Chief Operating Officer since December 2006. Previously, Mr. Apple served as group president for MasTec’s energy service operations since 2005. From 2001 to 2004, Mr. Apple was a senior vice president at DIRECTV®, where he was responsible for the installation and service network, warranty program, supply chain management and national dispatch support. From 1997 to 2001, Mr. Apple, while on assignment from Hughes Electronics/DIRECTV® Latin America to Telefonica S.A., served as Chief Operating Officer and Board member of Via Digital, a direct broadcast satellite company and Telefonica affiliate. From 1985 to 1996, Mr. Apple served in various capacities within the Hughes Electronics organization, including as Chief Executive Officer of Hughes Electronics-Spain, Vice President of Hughes Europe and as a program manager for a Hughes Electronics training and support systems group.
C. Robert Campbell has been our Executive Vice President and Chief Financial Officer since October 2004. Mr. Campbell has over 25 years of senior financial management experience. From 2002 to 2004, he was Executive Vice President and CFO for TIMCO Aviation Services, Inc. From 1998 to 2000, Mr. Campbell was the President and CEO of BAX Global, Inc. and from 1995 to 1998 Executive Vice President-Finance and CFO for Advantica Restaurant Group, Inc. From 1974 until 1995, Mr. Campbell held various senior management positions with Ryder Systems, Inc., including 10 years as Executive Vice President and CFO of its Vehicle Leasing and Services Division. Mr. Campbell, who is a Certified Public Accountant, has a Bachelor of Science degree in Industrial Relations from the University of North Carolina, an MBA from Columbia University and a Master of Science in Accounting from Florida International University.
Alberto de Cardenas has been our Executive Vice President, General Counsel and Secretary responsible for all of MasTec’s corporate and operational legal matters and corporate secretary matters since November 2005. From March 2003 to November 2005, Mr. de Cardenas was Senior Vice President and General Counsel and from January through March 2003 Vice President and Corporate General Counsel of Perry Ellis International, Inc. From September 1996 through December 2002, Mr. de Cardenas was a corporate and securities attorney at Broad and Cassel. From September 1990 to July 1993, Mr. de Cardenas was an accountant at Deloitte & Touche LLP.

COMPENSATION DISCLOSURE AND ANALYSIS
What is Our General Philosophy Regarding Executive Pay?
We compensate our executive management team members primarily through a mix of salary, bonuses and equity compensation. Our compensation plans are designed to attract and retain talented, qualified executives to lead our organization, and align executive management incentives with the long-term interests of our shareholders. When we set compensation amounts and select compensation components for our executive management we strive to reward the achievement of both short-term and long-term results that will promote earnings growth and stock appreciation. Overall, our compensation philosophy is intended to provide fair base pay levels with meaningful upside for strong performance.
How We Determine Our Compensation Levels?
The Compensation Committee of our Board of Directors is responsible for assessing recommendations of pay and approving pay levels for executive management. We target our compensation levels with the following goals in mind: (a) fair base pay and benefits; (b) short-term and long-term incentives that reward performance and share value appreciation, and (c) appropriate levels of security and benefits that are needed to attract and retain talented and qualified executives.
Our Chief Executive Officer (“CEO”) and the Compensation Committee periodically compare individual pay levels of members of executive management to market data to ensure we are competitive. We do not, however, compare ourselves against any particular peer group. Compensation levels are determined based upon the foregoing market data, our philosophy, recruiting needs, growth expectations and performance.
Our CEO makes recommendations to our Compensation Committee of pay levels for executive management members other than himself. The Compensation Committee reviews those recommendations and then determines the compensation levels for all members of executive management. The Compensation Committee’s decisions are then either approved or modified by the Board of Directors.
What Components of Compensation Do We Use?
The three primary components of compensation for our organization are salary, bonuses, and equity incentives (restricted stock and stock options). Each is described in more detail below.
Salary
Salaries initially are negotiated and set forth in employment agreements between each of our executives and us. Thereafter, our Compensation Committee reviews the salaries of our executive management annually. Salaries are established by (a) reviewing the performance of the executive, (b) considering relevant market data, (c) adjusting (upwards or downward) to reflect individual qualifications, job uniqueness and performance, and (d) engaging in discussions between the CEO and the Compensation Committee in order to make revisions as needed.
Bonuses
All members of our executive management team are eligible to receive bonuses based upon performance. Each executive’s employment agreement provides that he is entitled to receive an annual bonus of up to 100% of his base salary based upon performance, except Mr. de Cardenas who is eligible for annual bonuses of up to 50% of his base salary. The CEO may also recommend to the Compensation Committee discretionary bonuses deemed to reflect fair compensation for the services provided during the prior year. Fair compensation standards will generally relate to compensation levels identified in the compensation reviews conducted periodically. Bonuses are determined by the Compensation Committee, and are either approved or modified by the Board of Directors, at the close of each fiscal year and are paid shortly thereafter.
Additionally, we occasionally pay bonuses in connection with the execution of employment agreements for new employees as necessary to attract qualified professionals.

In 2006, Austin Shanfelter’s bonus was based upon the following earnings per share (EPS) targets as outlined in his employment agreement:

Earnings per Share	55 cents	65 cents	75 cents	85 cents	95 cents
Bonus as % of Salary	50%	75%	100%	125%	150%
No bonus was to be paid under this arrangement if the minimum of 55 cents EPS was not reached.
The cash bonus earned by Mr. Shanfelter in 2006 and paid in 2007 was $300,000.
Robert Campbell and Alberto de Cardenas received bonuses for 2006 in amounts recommended by the CEO and approved by both the Compensation Committee and the Board of Directors based upon their performance.
In 2007, executive management can expect to receive bonuses of between 75% to 125% of their bonus opportunity if performance exceeds a minimum threshold related to continuing operations Earnings per Share. The minimum threshold is above the mid-range of company provided guidance. We believe Earnings per Share is an appropriate measurement as it aligns our executive’s goals with the interests of our shareholders.
The Compensation Committee and the Board of Directors must approve all bonuses for executive management before they are paid.
Equity Compensation
We believe that equity ownership by executive management is important in order to align our long-term rewards program with the interests of our shareholders. Additionally, long-term awards are needed to attract and retain talented and success-driven employees.
All equity awards are granted at regularly scheduled meetings and the exercise prices of all options are set at the closing price of our common stock on the New York Stock Exchange on the date of the grant. We do not have a program, plan, or practice of timing equity award grants in order to benefit our executive officers or in coordination with the release of material non-public information.
It has been our practice to make an equity award to each executive officer upon the execution of his or her employment agreement. The type and amount of the award is based upon the executive’s position and relevant prior experience. Option grants to new executives generally vest over a period of years (from 2 to 5 years) and no options vest before the one-year anniversary of the option grant. Similarly, restrictions on restricted stock awards generally lapse in 2 to 5 years and no restrictions lapse prior to the end of the one year anniversary of the stock grant. We spread the vesting and restrictions over a period of years to compensate executives for their contribution over a period of time and to retain our executives.
In addition to the initial grants, our Compensation Committee recommends, and our Board of Directors grants, additional options and shares to retain our executives and combine the achievement of corporate goals and strong individual performance. Grants are based on a combination of individual contributions to our company and on general corporate achievements. On an annual basis, our Compensation Committee will assess the appropriate individual and corporate goals for this executive and provide additional grants based upon the achievement of both individual and corporate goals.
Equity awards are made pursuant to our 2003 Employee Stock Incentive Plan, which first was approved by both our Board of Directors and our shareholders in 2003 (the “SIP”). The SIP was amended and restated, and approved by our Board of Directors, in 2006.
The Compensation Committee administers our SIP. The administrator has the authority to determine the terms and conditions of the awards made under the SIP.

Retirement Benefits
401(k) Plan
We maintain a 401(k) plan for all full time employees with at least six months of service. Our executives may participate in the plan but, in general, their contributions may be limited under the current rules affecting highly compensated employees. We make discretionary matching contributions into the plan. The amount of the matching contribution is determined on an annual basis. For 2006, our matching contribution was 50% of the first 2% of compensation that each eligible participant elected to contribute to the plan that year. Company matching contributions vest at a rate of 1/3 per year of service. An employee’s interests in his or her elective contributions are 100% vested when contributed. The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended. As such, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made. The amounts of our matching contributions for 2006 under the 401(k) plan are included in the All Other Compensation column of the Summary Compensation Table on page 17.
Split Dollar Benefit and Deferred Bonus Agreements
Under the terms of a split dollar agreement initially entered into between the company and Austin Shanfelter, and as subsequently amended, the company agreed to pay the premiums due on a second to die life insurance policy with an aggregate face amount of $18,000,000. Mr. Shanfelter and his spouse are the insureds under the policy. Under the terms of this agreement, MasTec is the owner and a beneficiary of the policy and is entitled, upon second to die of the insureds, to recover all premiums it pays on the policy plus interest equal to four percent, compounded annually. The remainder of the policy’s proceeds will be paid in accordance with Mr. Shanfelter’s designations.
On November 1, 2002, the company and Mr. Shanfelter entered into a deferred bonus agreement. This bonus agreement was amended effective as of January 1, 2005 to comply with certain new requirements imposed under the tax laws. Under the bonus agreement as amended, the company is required to pay Mr. Shanfelter a bonus in the event the split dollar agreement described above is terminated upon the sixth anniversary of the split dollar agreement or upon the bankruptcy or dissolution of the company. The amount of the bonus is equal to the total premium payments made by the company under the terms of the split dollar agreement, plus interest of four percent, compounded annually. The bonus is to be paid within 60 days after termination of the split-dollar agreement or as soon as administratively practicable after the company’s bankruptcy or insolvency.
Effective as of July 16, 2004, the company and Jose Mas entered into a split dollar agreement wherein MasTec agreed to pay premiums on a second to die life insurance policy with an aggregate face amount of $10,000,000. Under the terms of this agreement, the company is the owner and a beneficiary of the policy and is entitled, upon the second to die of the insureds, to recover the greater of (i) all premiums it pays on the policy plus interest equal to four percent, compounded annually or (ii) the cash surrender value of the life insurance policy immediately prior to the death of the survivor of the insured’s. The remainder of the policy’s proceeds will be paid in accordance with Mr. Mas’ beneficiary designations. The company is obligated to make annual premium payments under this policy of $150,000 each July 15 until July 15, 2009.
On April 3, 2006, the company and Jose Mas entered into a deferred bonus agreement pursuant to which the company is required to pay Mr. Mas a bonus in the event the split dollar agreement with Mr. Mas is terminated due to a change of control of the company. The amount of the bonus is equal to the total premium payments made by the company under the terms of the split dollar agreement, plus interest of four percent, compounded annually. The bonus is to be paid within 60 days after termination of the split dollar agreement.
The split dollar arrangement has been designed to produce little if any impact on the earnings of the company. To date, this arrangement has not resulted in any compensation cost, since the annual increase in the policy’s cash value has been equal to or greater than our premium outlay. The split dollar agreements permit Mr. Shanfelter and Mr. Mas to purchase the policies on their lives from us in the event of their separation from service. The purchase price would be equal to the amount otherwise payable to us under the agreement. This would permit them to continue the policies beyond retirement. It also would enable us to be repaid our cash outlay under the plan, plus interest at the rate of four percent, compounded annually.

Benefits and Perks
In keeping with our philosophy that senior executive compensation should be variable with corporate performance, the Compensation Committee prefers to compensate our executive officers in cash and equity rather than benefits and perquisites. However, we do provide a limited number of standard benefits and perquisites to our executive officers in order for us to be successful in attracting and retaining executives in a competitive marketplace. The total amount of benefits and perquisites provided to the named executive officers during 2006 was only a small percentage of each executive officer’s total compensation. These amounts are included in the second to last column of the Summary Compensation Table at page 17 under “All Other Compensation” and related footnotes.
Employment Agreements
We generally negotiate employment agreements with our named executive officers. The purpose of these arrangements is to secure qualified executives for leadership positions in our organization as well as to protect our intellectual property by virtue of restrictive covenants contained in the agreements. As of April 20, 2007, we had employment agreements with all of our named executive officers for their current positions.
Termination of Employment and Change in Control Agreements
Our employment agreements provide for the payment of certain compensation and benefits in the event of the termination of an executive’s employment. The amount payable varies depending upon the reason for such termination. The compensation committee has reviewed the essential terms of these termination provisions, and believes they are reasonable, appropriate, and generally consistent with market practice.
Tax and Accounting Implications
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes public companies from taking a federal income tax deduction for compensation in excess of $1,000,000 paid to any of our named executive officers unless certain specific and detailed criteria are met. One of these requirements is that the compensation be “performance based” under a plan approved by our shareholders.
It is expected that stock options granted under our SIP will qualify for the “performance based” exceptions from the Section 162(m) limitation. Although bonuses payable to our executives for 2007, and restricted stock awards, will not qualify as performance based compensation, we do not believe that this will result in any material amount of compensation being non-deductible by the company. No portion of the company’s deduction for compensation expense for 2006 was limited by reason of Section 162(m).
Accounting for Share-Based Compensation
Before granting stock-based compensation awards, the Compensation Committee considers the accounting impact of the award as structured and under various other scenarios in order to analyze the expected impact of the award.
Stock Ownership Guidelines and Requirements
The company does not currently maintain any stock ownership guidelines or requirements for our named executive officers but our Compensation Committee does periodically monitor such ownership.

2006 Summary Compensation Table
The following table summarizes the compensation information for the year ended December 31, 2006 for our chief executive officer, chief financial officer and each of our other three most highly compensated executive officers as of the end of the last fiscal year. We refer to these persons as our named executive officers elsewhere in this proxy.

							Non-Equity
Name &							Incentive Plan	All Other
Principal Position	Year	Salary	Bonus		Stock Awards (1)	Option Awards(2)	Compensation (3)	Compensation (4)	Total
Austin Shanfelter, CEO	2006	$600,000	$0		$0	$60,427	$300,000	$23,722	$984,149
C. Robert Campbell,
EVP & CFO	2006	$363,731(5)	$0		$44,466	$327,438	$150,000	$15,213	$900,848
Jose R. Mas, EVP(6)	2006	$246,156	$0		$0	$60,427	$0	$174,797	$481,380
Robert Apple, COO	2006	$365,000	$0		$129,735	$388,632	$0	$105	$883,472
Alberto de Cardenas, EVP & General Counsel	2006	$290,000	$50,000	(7)	$21,971	$341,666	$0	$7,428	$711,065

(1)	Amounts shown in this column represent the compensation cost recognized by us for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS No. 123(R) related to restricted stock granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 1 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(2)	Amounts shown in this column represent the compensation cost recognized by us for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS No. 123(R) related to stock options granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 1 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(3)	Performance based bonuses earned in 2006.

(4)	The amounts shown in this column include the costs to MasTec for 2006 of leasing automobiles for Messrs. Shanfelter $23,648, Mas $9,479 and Campbell $10,782, providing car allowances to Messrs. Campbell $4,431 and de Cardenas $7,278, and making matching contributions to the MasTec’s 401(k) Plan for Messrs. Apple $105 and de Cardenas $150 for 2006. All Other Compensation for Mr. Shanfelter also includes imputed income in the amount of $74 with respect to a life insurance policy owned by MasTec on the life of Mr. Shanfelter. All Other Compensation for Mr. Jose R. Mas also includes a $150,000 premium paid by MasTec in 2006 and implied income of $4,284 with respect to a life insurance policy owned by MasTec on the life of Mr. Jose R. Mas and $11,034 for Mr. Mas’ personal use of a private plane leased by the company. Pursuant to Mr. Mas’ split dollar agreement, MasTec is entitled to recover out of the death benefit proceeds, the greater of all premiums it pays on the policies plus interest equal to four percent, compounded annually, or the cash surrender value of the life insurance policy upon the death of the insured. The balance of the death benefit would be paid to the beneficiaries designated by Mr. Mas. See “—Split Dollar Benefit and Deferred Bonus Agreements” for a description of the split dollar agreements that MasTec has entered into with Mr. Mas and Mr. Shanfelter.

(5)	Mr. Campbell’s salary changed from $350,000 per year to $385,000 per year in August 2006.

(6)	Mr. Jose R. Mas became our President and Chief Executive Officer in April 2007.

(7)	Mr. de Cardenas received a $50,000 bonus payment in 2006 under the terms of his 2005 employment agreement.

Grants of Plan-Based Awards in 2006
The following table provides additional information about stock option and restricted stock awards and non-equity incentive plan awards granted to the named executive officers for the year ended December 31, 2006.

					All Other	All Other
					Stock Awards:	Option Awards:	Grant Date
		Estimated Future Payouts Under			Number of	Number of	Exercise or	Fair Value
		Non-Equity			Shares of	Securities	Base Price	of Stock &
		Incentive Plan Awards (1)			Stock or	Underlying	of Option	Option
Name	Grant Date	Threshold	Target	Maximum	Units(2)	Options(3)	Awards(4)	Awards(5)
Austin Shanfelter, CEO		$300,000	$600,000	$750,000	0	0	$0	$0
C. Robert Campbell, EVP & CFO		$0	N/A	$385,000	0	0	$0	$0
	8/3/2006	$0	$0	$0	0	75,000 (6)	$12.93	$600,112
	4/4/2006	$0	$0	$0	8,500	0	$0	$118,575
Jose R. Mas, EVP(7)		$0	$0	$0	0	0	$0	$0
Robert Apple, COO		$0	N/A	$300,000	0	0	$0	$0
	8/3/2006	$0	$0	$0	0	100,000 (8)	$12.93	$787,472
	4/4/2006	$0	$0	$0	12,400	0	$0	$172,980
Alberto de Cardenas, EVP & General Counsel	4/4/2006	$50,000	N/A	$145,000	4,200	0	$13.95	$58,590

(1)	These columns reflect the range of payouts for 2006 annual cash bonuses under the SIP. Amounts actually earned in 2006 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table. For a more detailed description of the annual cash awards, see the section entitled “—What Components of Compensation Do We Use?—Bonuses.”

(2)	Represents shares of restricted stock granted under the SIP. The restricted stock awards granted to Messrs. Campbell and de Cardenas vest over a two year period that commenced on June 30, 2006 at a rate of 12.5% at the end of each fiscal quarter in that period and the restricted stock award granted to Mr. Apple vests over a one year period that commenced on June 30, 2006 at the rate of 25% at the end of each fiscal quarter in that period.

(3)	Represents stock option awards granted under the SIP.

(4)	This column shows the exercise price for the stock options granted, which was the closing price of a share of MasTec’s common stock on the New York Stock Exchange on the date of each respective grant.

(5)	The amounts shown in this column represent the estimated fair value of the stock option and restricted stock awards on the date of grant computed in accordance with SFAS No. 123(R), as adjusted for MasTec’s forfeiture rate (7.47%) as of December 31, 2006. Assumptions used in the calculation of these amounts are included in Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(6)	50,000 of the shares underlying this stock option award vest over a three-year period commencing on the first anniversary of the date of grant and on each subsequent anniversary during the period at the rate of 33%, 33% and 34%, respectively. 25,000 of the shares underling this stock option award vest at a rate of 20% per year over a five year period commencing on the first anniversary of the date of grant.

(7)	Mr. Jose R. Mas became our President and Chief Executive Officer in April 2007.

(8)	Stock options vest over a three-year period on each anniversary date of the date of grant at the rate of 33%, 33%, and 34%, respectively.

Outstanding Equity Awards as of December 31, 2006
The following table sets forth our outstanding equity awards on December 31, 2006 for our named executive officers.

	Option Awards							Stock Awards
		Number of		Number of
		Securities		Securities						Market Value of
		Underlying		Underlying			Option	Number of Shares or		Shares or Units of
		Unexercised Options		Unexercised Options		Option Exercise	Expiration	Units of Stock That		Stock That Have Not
Name	Date of Grant	Exercisable		Unexercisable		Price	Date	Have Not Vested		Vested
Austin Shanfelter, CEO	12/29/1997	14,250	(1)	0		$14.06	12/29/2007	0		$0
	3/22/2001	150,000	(2)	0		$12.70	3/22/2008	0		$0
	8/22/2001	300,000	(2)	0		$10.56	8/22/2008	0		$0
	1/8/1999	12,750	(1)	0		$14.97	1/8/2009	0		$0
	8/15/2002	150,000	(2)	0		$3.34	8/15/2009	0		$0
	8/14/2003	150,000	(3)	0		$7.74	8/14/2013	0		$0
	8/5/2005	150,000	(3)	0		$9.67	8/5/2015	0		$0
C. Robert Campbell, EVP & CFO	10/12/2004	100,000	(4)	0		$5.37	10/12/2014	5,314	(6)	$61,324
	11/1/2005	13,200	(3)	26,800	(3)	$10.01	11/1/2015	0		$0
	8/3/2006	0		75,000	(5)	$12.93	8/3/2016	0		$0
Jose R. Mas, EVP(7)	12/29/1997	37,500	(1)	0		$14.06	12/29/2007	0		$0
	8/22/2001	125,000	(2)	0		$10.56	8/22/2008	0		$0
	8/14/2003	150,000	(3)	0		$7.74	8/14/2013	0		$0
	8/5/2005	150,000	(3)	0		$9.67	8/5/2015	0		$0
Robert Apple, COO	4/4/2005	16,500	(3)	33,500	(3)	$7.60	4/4/2015	3,100	(8)	$35,774
	11/1/2005	13,200	(3)	26,800	(3)	$10.01	11/1/2015	0		$0
	8/3/2006	0		100,000	(3)	$12.93	8/3/2016	0		$0
Alberto de Cardenas, EVP & General Counsel	11/16/2005	45,000	(4)	45,000	(4)	$10.13	11/16/2015	2,625	(6)	$30,293

(1)	This stock option vests at a rate of 20% per year over a five year period beginning on the first anniversary of the grant date and expires on the tenth anniversary of the grant date.

(2)	This stock option vests over a three year period beginning on the first anniversary of the grant date at a rate of 33% on the first anniversary, 33% on the second anniversary and 34% on the third anniversary, and expires on the seventh anniversary of the grant date.

(3)	This stock option vests over a three year period beginning on the first anniversary of the grant date at a rate of 33% on the first anniversary, 33% on the second anniversary and 34% on the third anniversary, and expires on the tenth anniversary of the grant date.

(4)	This stock option vests pro-rata over a 2-year period beginning on the first anniversary of the grant date and expires on the tenth anniversary of the grant date.

(5)	50,000 of these stock options vest over a three-year period on each anniversary of the date of grant at the rate of 33%, 33% and 34%, respectively. 25,000 of these stock options vest at a rate of 20% per year over a five year period beginning on the first anniversary of the grant date, and the option expires on the tenth anniversary of the grant date.

(6)	These shares of restricted stock are part of awards that were made on April 4, 2006, and vest over a two year period that commenced on June 30, 2006 at a rate of 12.5% at the end of each fiscal quarter in that period. The remaining unvested shares that comprise these restricted stock awards will vest in five equal installments at the end of each of the next five fiscal quarters.

(7)	Mr. Jose R. Mas became our President and Chief Executive Officer in April 2007.

(8)	These shares of restricted stock are part of awards that were made on April 4, 2006, and vested over a one year period that commenced on June 30, 2006 at a rate of 25% at the end of each fiscal quarter in that period. As of March 31, 2007, all of the shares subject to this stock award have vested.

Options Exercised and Stock Vested in Fiscal Year 2006
The following table sets forth the vesting of restricted stock awards during the year ended December 31, 2006 for our named executive officers. No stock options were exercised by our named executive officers in 2006.

	Stock Awards
	Number of Shares	Value Realized
Name	Acquired on Vesting	on Vesting(1)
Austin Shanfelter, CEO	—	$0
C. Robert Campbell, EVP & CFO	3,186	$38,041
Jose R. Mas, EVP	—	$0
Robert Apple, COO	9,300	$111,042
Alberto de Cardenas, EVP & General Counsel	1,575	$18,806

(1)	Calculated based on the closing price of a share of MasTec’s common stock on the New York Stock Exchange on the vesting date of the applicable restricted stock award.
Nonqualified Deferred Compensation
The following table sets forth the employer and employee contributions to, earnings under, and aggregate balances of nonqualified defined contribution and other deferred compensation plans the company maintains.

	Executive	Registrant			Aggregate	Aggregate Balance
	Contributions in	Contributions in	Aggregate Earnings		Withdrawals/	at December 31,
Name	2006(1)	2006(1)	in 2006		Distributions(1)	2006
Austin Shanfelter, CEO	$0	$0	$208,161	(2)	$0	$2,208,161 (2)
Jose R. Mas, EVP	$0	$0	$18,240	(3)	$0	$468,240 (3)

(1)	No employer or employee contributions were made to, and no withdrawals were made from, any non-qualified deferred compensation plans on behalf of any named executive officers for 2006.

(2)	MasTec and Austin Shanfelter have entered into a deferred bonus agreement. This agreement was amended effective as of January 1, 2005. Pursuant to this Agreement, as amended, we are required to pay Mr. Shanfelter a bonus in the event the split dollar agreement described in “—Split Dollar Benefit and Deferred Bonus Agreements” is terminated upon the six year anniversary of the split-dollar agreement (which would be December 1, 2008) or in the event of MasTec’s bankruptcy or dissolution. The amount of the bonus would be equal to the total premium payments made by us under the terms of the split dollar agreement, plus interest of four percent, compounded annually. The bonus would be paid within 60 days after termination of the split-dollar agreement on December 1, 2008, or as soon as practicable after MasTec’s bankruptcy or insolvency. The amount reflected in the Aggregate Earning in column represents the 4% interest for 2006 on the premiums paid by us prior to 2006 with respect to this policy, and the amount in the Aggregate Balance at December 31, 2006 column represents the sum of all of the premiums paid by MasTec plus interest of 4%, compounded annually.

(3)	On April 3, 2006, MasTec and Jose R. Mas entered into a deferred bonus agreement in which we agreed to pay Mr. Mas a bonus in the event the split dollar agreement with Mr. Mas described in “—Split Dollar Benefit and Deferred Bonus Agreements” was terminated due to a change of control of MasTec. The amount of the bonus would be equal to the total premium payments made by MasTec under the terms of the split dollar agreement, plus interest of four percent, compounded annually. The bonus would be paid within 60 days after termination of the split dollar agreement. The amount reflected in the Aggregate Earnings in column represents the 4% interest for 2006 on the premiums paid by MasTec prior to 2006 with respect to this policy, and the amount in the Aggregate Balance at December 31, 2006 column represents the sum of all of the premiums paid by MasTec pursuant to the arrangement, plus interest of 4%, compounded annually.
Potential Payments upon Change in Control and Termination of Employment
Each of the named executive officers has an employment agreement with our company that provides for the company to make continued payments and provide certain benefits to the executive upon termination of employment with our company. During 2006, Messrs. Mas and Apple were not contractually entitled to any payments from MasTec following a change in control or the termination of their respective employment.
Each of the employment agreements also provides for each of the named executive officers to receive certain payments in the event of a change in control, as follows:
•	Jose Mas. Mr. Mas would become entitled to receive one and a half times his base salary and average performance bonuses during the term of his employment agreement, a gross-up payment if an excise tax is triggered, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits as provided for in the employment agreement.

•	Austin Shanfelter. If the change in control occurred prior to the time Mr. Shanfelter’s tenure as CEO expired on March 31, 2007, he would become entitled to receive an amount equal to three times his base salary, and if the change in control occurred following his tenure as CEO, he would be entitled to the consulting fees.

•	Robert Apple. Mr. Apple would become entitled to one and a half times his base salary and average performance bonuses for the greater of twelve months or the remaining term of the agreement, a gross-up payment if an excise tax is triggered, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits as provided in his employment agreement.

•	C. Robert Campbell. Mr. Campbell would become entitled to immediate vesting of any unvested options.

•	Alberto de Cardenas. Mr. de Cardenas would become entitled to the greater of one and a half times his base salary or the aggregate base salary for the remaining term of the agreement, the immediate vesting of any unvested options and the continuation of benefits as set forth in his employment agreement.
For these purposes, “Change in Control” generally means:
•	Acquisition By Person of Substantial Percentage. The acquisition by a Person (including “affiliates” and “associates” of such Person, but excluding MasTec, any “parent” or “subsidiary” of MasTec or any employee benefit plan of MasTec) of a sufficient number of shares of the common stock, or securities convertible into the common stock, and whether through direct acquisition of shares or by merger, consolidation, share exchange, reclassification of securities or recapitalization of or involving MasTec or any “parent” or “subsidiary” of MasTec, to constitute the Person the actual or beneficial owner of 51% or more of the Common Stock;

•	Disposition of Assets. Any sale, lease, transfer, exchange, mortgage, pledge or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of MasTec or of any “subsidiary” of MasTec to a Person described in subsection (a) above; or

•	Substantial Change of Board Members. During any of MasTec’s fiscal years, individuals who at the beginning of such year constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by a majority of the directors in office at the beginning of the fiscal year.
For purposes of this definition, the terms “affiliate,” “associate,” “parent” and “subsidiary” shall have the respective meanings ascribed to such terms in Rule 12b-2 under Section 12 of the 1934 Act.
Each of the named executive officers’ employment agreements also provides that the named executive officers would be entitled to receive certain payments in the event that their respective employments were terminated as follows:
•	Jose Mas. Following termination of Mr. Mas’ employment by MasTec without cause or by Mr. Mas for good reason, Mr. Mas would receive his base salary, an amount equal to the average of the performance bonuses he received during the term of the Agreement and benefits from the date of termination for twelve months. In the event Mr. Mas’ employment is terminated by MasTec as a result of death or disability, then Mr. Mas or his estate will receive an amount equal to his base salary and the pro-rata portion of his annual performance bonus earned through the date of death or disability to which he would have been entitled for the year in which the death or disability occurred and all unvested options and restricted stock shall immediately vest.

•	Austin Shanfelter. Following Mr. Shanfelter’s term as Chief Executive Officer pursuant to the terms of his employment agreement, he has agreed to continue to be employed by MasTec for a two-year period at $500,000 per year. Following termination of employment by us without cause or by Mr. Shanfelter for good reason, Mr. Shanfelter is entitled to receive continuation of his consulting fees, immediate vesting of all outstanding options and restricted stock and all amounts due to him under MasTec’s retirement plan, deferred compensation plan, split dollar insurance policy or any other benefit plan in which he participated. In the event Mr. Shanfelter’s employment is terminated by us as a result of death or disability, then Mr. Shanfelter or his estate will receive continuation of the consulting fees, immediate vesting of all outstanding options and restricted stock, all amounts due to him under MasTec’s retirement plan, deferred compensation plan, split dollar insurance policy or any other benefit plan in which he participated and any annual performance bonus to which he would have been entitled for the year in which the death or disability occurred.

•	Robert Apple. Following termination of Mr. Apple’s employment by us without cause or by Mr. Apple for good reason, Mr. Apple would receive his base salary, an amount equal to the average of the performance bonuses he received during the term of the agreement and benefits from the date of termination for twelve months. If the employment agreement is terminated by us not renewing or extending the employment agreement then Mr. Apple will be entitled to receive his base salary, an amount equal to the average of the performance bonuses he received during the term of the Agreement and benefits for a period of twelve months from the last day of the initial term of the employment agreement. In the event Mr. Apple’s employment is terminated by MasTec as a result of death or disability, then Mr. Apple or his estate will receive an amount equal to his base salary and any annual performance bonus earned through the date of death or disability to which he would have been entitled for the year in which the death or disability occurred and all unvested options and restricted stock shall immediately vest.

•	C. Robert Campbell. Following termination of Mr. Campbell’s employment by us without cause or by Mr. Campbell for good reason, Mr. Campbell will receive his base salary and benefits from the date of termination until August 15, 2009. If the agreement is terminated by MasTec not renewing or extending the employment agreement then Mr. Campbell will be entitled to the severance benefits described above for a period of six months from the last day of the initial term of the agreement. In the event Mr. Campbell’s employment is terminated by MasTec as a result of death or disability, then Mr. Campbell or his estate will receive an amount equal to his base salary and any annual performance bonus earned through the date of death or disability to which he would have been entitled for the year in which the death or disability occurred and all unvested options shall immediately vest.

•	Alberto de Cardenas. Following termination of Mr. de Cardenas by us without cause or by Mr. de Cardenas for good reason, Mr. de Cardenas will receive his base salary and benefits for a period of twelve months from the date of termination. If the agreement is terminated by MasTec not renewing or extending the employment agreement then, Mr. de Cardenas will be entitled to severance benefits as described above for a period of six months from the last day of the of the term of the agreement. In the event Mr. de Cardenas’ employment is terminated by us as a result of death or disability, then Mr. de Cardenas or his estate will receive an amount equal to his base salary and any annual performance bonus earned through the date of death or disability he would have been entitled for the year in which the death or disability occurred and all unvested options shall immediately vest.
In the event any of Messrs. Mas, Shanfelter, Apple and de Cardenas were terminated following a change in control (as defined above), they would not be entitled to receive any additional severance payments as a result of their employment being terminated.
The following tables illustrate the payments and benefits that each named executive officer would have received under his employment agreement if his employment with the company had terminated on December 31, 2006 for any of the reasons described in the table. The tabular disclosure set forth below does not include any information for Messrs. Mas and Apple because in 2006 neither was contractually entitled to any payments from MasTec following a change in control or the termination of their respective employment. The amounts presented in the tables are estimates and do not necessarily reflect the actual value of the payments and of the benefits that would be received by the named executive officers, which would only be known at the time that employment actually terminates.
Estimates of the amount that would be payable in the event that a change in control had occurred on December 31, 2006 are quantified in the following tables:
Executive: Austin Shanfelter

			Termination by
			Company without
			Cause or
Executive Benefits upon Change in			Resignation with
Control and Termination of Employment	Disability	Death	Good Reason	Change of Control
Cash Severance
Base Salary	$1,150,000	$1,150,000	$1,150,000	$1,450,000
Total Cash Severance	$1,150,000	$1,150,000	$1,150,000	$1,450,000
Long Term Incentives
Gain of Accelerated Stock Options (1)
Total Value of Long Term Incentives	—	—	—	—
Benefits & Perquisites
Health & Welfare Benefits			$9,341	$9,341
Company Car			45,441	45,441
Total Benefits & Perquisites	—	0	$54,782	$54,782
Section 280G Tax Gross-Up (2)	$0	$0	$0	$0
OVERALL TOTAL	$1,150,000	$1,150,000	$1,204,782	$1,504,782

(1)	Represents the amount by which the closing price on the New York Stock Exchange for a share of MasTec’s common stock on December 29, 2006 ($11.54) exceeds the exercise price for the option, multiplied by the number of options that would have been subject to accelerated vesting.

(2)	Mr. Shanfelter is entitled to receive a tax gross-up payment to reimburse him for any excise tax to which he would be subject under Section 4999 of the Internal Revenue Code with respect to any “excess parachute payment” that he receives from MasTec. Mr. Shanfelter generally would not be considered to receive an “excess parachute payment” unless the payments made to him that are contingent on a change in control exceed three times the average of his W-2 compensation for the five years immediately prior to the year in which the change in control occurs. Thus, facts and circumstances at the time of any change in control, as well as changes in Mr. Shanfelter’s W-2 compensation history, could materially impact whether and to what extent any payment to Mr. Shanfelter would result in an “excess parachute payment” and thus result in an excise tax.

Executive: C. Robert Campbell

			Termination by
			Company without
			Cause or		Non-Renewal or
Executive Benefits upon Change in			Resignation with		Non-Extension by
Control and Termination of Employment	Disability	Death	Good Reason	Change of Control	the Company
Base Salary			$1,042,708		$192,500
Total Cash Severance			$1,042,708		$192,500
Long Term Incentives Gain of Accelerated Stock Options(1)	$41,004	$41,004		$41,004
Value of Accelerated Stock Grants(2)	61,324	61,324		61,324
Total Value of Long Term Incentives	$102,328	$102,328	—	$102,328	—
Benefits & Perquisites Health & Welfare Benefits			$8,826		$1,629
Company Car			$41,201		—
Total Benefits & Perquisites	—	—	$50,027		$1,629
OVERALL TOTAL	$102,328	$102,328	$1,092,735	$102,328	$194,129

(1)	Represents the amount by which the closing price on the New York Stock Exchange for a share of MasTec’s common stock on December 29, 2006 ($11.54) exceeds the exercise price for the option, multiplied by the number of options that would have been subject to accelerated vesting.

(2)	Represents the closing price on the New York Stock Exchange for a share of MasTec’s common stock on December 29, 2006 ($11.54), multiplied by the number of shares of restricted stock that would have been subject to accelerated vesting.
Executive: Alberto de Cardenas

			Termination without
			Cause or		Non-Renewal or
Executive Benefits upon Change in			Resignation with		Non-Extension by
Control and Termination of Employment	Disability	Death	Good Reason	Change of Control	the Company
Base Salary			$302,470	$453,705	$151,235
Bonus Total Cash Severance			$302,470	$453,705	$151,235
Long Term Incentives Gain of Accelerated Stock Options (1)	$63,450	$63,450		$63,450
Value of Accelerated Stock Grants (2)	30,293	30,293		30,293
Total Value of Long Term Incentives	$93,743	$93,743		$93,743
Benefits & Perquisites Health & Welfare Benefits			$1,851	$1,851	$925
Company Car			7,200	7,200
Total Benefits & Perquisites	—	—	$9,051	$9,051	$925
OVERALL TOTAL	$93,743	$93,743	$311,521	$556,499	$152,160

(1)	Represents the amount by which the closing price on the New York Stock Exchange for a share of MasTec’s common stock on December 29, 2006 ($11.54) exceeds the exercise price for the option, multiplied by the number of options that would have been subject to accelerated vesting.

(2)	Represents the closing price on the New York Stock Exchange for a share of MasTec’s common stock on December 29, 2006 ($11.54), multiplied by the number of shares of restricted stock that would have been subject to accelerated vesting.
Employment and Other Agreements
In November 2005, MasTec extended its January 2002 employment agreement with Mr. Shanfelter to serve as our President and Chief Executive Officer through March 31, 2007. On December 19, 2005, MasTec and Mr. Shanfelter amended that extension. The agreement, as amended, provided that Mr. Shanfelter be paid an annual salary of

$600,000, an initial bonus of $100,000 prior to March 31, 2003 and deferred compensation of $2.0 million. The agreement also provided for a bonus to be paid based upon MasTec’s performance and stock options to be granted pursuant to MasTec’s stock option plans. Upon expiration of Mr. Shanfelter’s term to serve as our President and Chief Executive Officer, the agreement provided that Mr. Shanfelter would be employed by us as a consultant for a two-year period at $500,000 per year. Following termination of employment by MasTec without cause or by Mr. Shanfelter for good reason, Mr. Shanfelter is entitled to receive continuation of his consulting fees, immediate vesting of all outstanding options and restricted stock and all amounts due to him under MasTec’s retirement plan, deferred compensation plan, split dollar insurance policy or any other benefit plan in which he participated. Additionally, if there is a change of control of MasTec during the time he served as CEO which expired on March 31, 2007, Mr. Shanfelter would become entitled to receive an amount equal to three times his base salary, and if the change in control occurred following his tenure as CEO, he would be entitled to the consulting fees. The agreement also contained a gross-up for any excise taxes, as well as confidentiality, non-competition and non-solicitation provisions.
On April 18, 2007, MasTec entered into a new employment agreement with Jose R. Mas, MasTec’s President and Chief Executive Officer, effective as of April 18, 2007. The term of the Agreement will continue until the Agreement is terminated in accordance with the terms and provisions thereof, and provides that Mr. Mas will be paid an annual salary of $500,000. The Agreement also provides that Mr. Mas shall be eligible for annual performance bonuses of up to his base salary based on the achievement of goals established by the Compensation Committee of the Board of Directors. Pursuant to the terms of the Agreement, Mr. Mas received 100,000 shares of MasTec’s common stock which vest, based on continued service and his compliance with certain negative covenants as set forth in the Agreement, on the fifth anniversary of the Agreement. This restricted stock vests immediately upon termination of the agreement so long as Mr. Mas is not terminated for cause (as such term is defined in the agreement). Following termination of employment by MasTec without cause or by Mr. Mas for good reason, Mr. Mas will receive his base salary, an amount equal to the average of the performance bonuses he received during the term of the agreement and benefits from the date of termination for twelve months. If there is a change of control of MasTec during the employment term, Mr. Mas will be entitled to one and a half times his base salary and average performance bonuses during the term of the Agreement, a gross-up payment if an excise tax is triggered, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits as provided in the agreement. The agreement also contains confidentiality, non-competition and non-solicitation provisions.
On January 1, 2007, MasTec entered into an employment agreement with Robert Apple relating to his employment as Chief Operating Officer. The agreement expires on December 31, 2009, unless earlier terminated, and provides that Mr. Apple will be paid an annual salary of $400,000. The agreement also provides for annual performance bonuses of up to his base salary based on the achievement of goals established by MasTec’s board of directors. The agreement also entitles Mr. Apple to participate in our bonus plan for senior management and for stock options to be granted pursuant to MasTec’s stock option plans. Following termination of employment by MasTec without cause or by Mr. Apple for good reason, Mr. Apple will receive his base salary, an amount equal to the average of the performance bonuses he received during the term of the agreement and benefits from the date of termination for twelve months. If the employment agreement is terminated by MasTec not renewing or extending the employment agreement then Mr. Apple shall be entitled to severance benefits described above for a period of twelve months from the last day of the initial term of the employment agreement. If there is a change of control of MasTec during the employment term, Mr. Apple will be entitled to one and a half times his base salary and average performance bonuses for the greater of twelve months or the remaining term of the agreement, a gross-up payment if an excise tax is triggered, to immediate vesting of any previously unvested options and restricted stock and the continuation of benefits as set forth in the agreement. The agreement also contains confidentiality, non-competition and non-solicitation provisions.
On August 3, 2006, MasTec entered into an employment agreement with C. Robert Campbell relating to his employment as Executive Vice President and Chief Financial Officer. The agreement expires on August 15, 2009, unless earlier terminated, and provides that Mr. Campbell will be paid an annual salary of $385,000. The agreement also provides for annual performance bonuses of up to his base salary. The agreement also entitles Mr. Campbell to participate in our bonus plan for senior management and for stock options to be granted pursuant to MasTec’s stock option plans. Following termination of employment by MasTec without cause or by Mr. Campbell for good reason, Mr. Campbell will receive his base salary and benefits set forth in the agreement from the date of termination until

August 15, 2009. If the agreement is terminated by MasTec not renewing or extending the employment agreement then Mr. Campbell shall be entitled to severance benefits described above for a period of six months from the last day of the initial term of the agreement. If there is a change of control of MasTec during the employment term, Mr. Campbell will be entitled to immediate vesting of any unvested options. The agreement also contains confidentiality, non-competition and non-solicitation provisions.
On November 16, 2005, MasTec entered into an employment agreement with Alberto de Cardenas relating to his employment as Executive Vice President, General Counsel and Secretary. The agreement expires on December 31, 2007, unless earlier terminated, and provides that Mr. de Cardenas will be paid an annual salary of $290,000. The agreement also provides for annual performance bonuses of up to 50% his base salary. The agreement also entitles Mr. de Cardenas to participate in our bonus plan for senior management and for stock options to be granted pursuant to MasTec’s stock option plans. Following termination of employment by MasTec without cause or by Mr. de Cardenas for good reason, Mr. de Cardenas will receive his base salary and benefits for a period of twelve months from the date of termination. If the agreement is terminated by MasTec not renewing or extending the employment agreement then Mr. de Cardenas shall be entitled to severance benefits as described above for a period of six months from the last day of the term of the agreement. If there is a change of control of MasTec during the employment term, Mr. de Cardenas will be entitled to the greater of one and a half times his base salary or the aggregate base salary for the remaining term of the agreement, to immediate vesting of any previously unvested options and the continuation of benefits as set forth in the agreement. The agreement also contains confidentiality, non-competition and non-solicitation provisions. See “Certain Relationships and Related Transactions” for a description of split dollar agreements and deferred compensation agreements that MasTec has entered into with Jorge Mas.

SECURITY OWNERSHIP
Principal Shareholders
The following table provides information concerning the beneficial ownership of our common stock, as of April 11, 2007, by:
•	each shareholder who is known to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our current directors and nominees for director;

•	each of our named executive officers; and

•	all of our directors and named executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person that are exercisable as of April 11, 2007 or that will become exercisable within 60 days thereafter are deemed outstanding for purposes of that person’s percentage ownership but not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the mailing address of each individual is c/o MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. The following information is based upon information provided to us or filed with the Commission by the shareholders.

	Common Stock Beneficially Owned
			Percentage of
	Number of		Common Stock
Name	Shares		Outstanding
Jorge Mas	19,936,596	(1)	29.86%
Chairman of the Board
Jose R. Mas	2,519,460	(2)	3.82%
President, Chief Executive Officer and Director
Ernst N. Csiszar	22,041	(3)	*
Director
Carlos M. de Cespedes	38,651	(3)	*
Director
Robert J. Dwyer	29,099	(3)	*
Director
Frank E. Jaumot	30,353	(3)	*
Director
Julia L. Johnson	122,168	(3)(4)	*
Director
Austin Shanfelter	1,069,349	(4)	1.61%
Director
Jose S. Sorzano	162,464	(3)(4)	*
Director
John Van Heuvelen	125,441	(3)(4)	*
Director
Robert Apple	58,600	(3)(4)
Chief Operating Officer
C. Robert Campbell	130,580	(3)(4)	*
Executive Vice President and Chief Financial Officer
Alberto de Cardenas	49,200	(3)(4)	*
Executive Vice President, General Counsel and Secretary
FMR Corp.	7,690,774	(5)	11.81%
All current executive officers and directors as a group (13 persons)	24,294,002		35.31%

*	Less than 1%

(1)	Includes 9,621,016 shares owned directly by the Jorge L. Mas Canosa Holdings I Limited Partnership, a Texas limited partnership (the “Family Partnership”), and indirectly by Jorge Mas, as the president and sole director of Jorge L. Mas Canosa Holdings Corporation, a Texas corporation, the sole general partner of the Family Partnership; and 8,800,410 shares owned of record by Jorge Mas Holdings I Limited Partnership, a Texas limited partnership (“Jorge Mas Holdings”). The sole general partner of Jorge Mas Holdings is Jorge Mas Holdings Corporation, a Texas corporation that is wholly owned by Mr. Jorge Mas. Also includes 282,670 shares owned of record by the Mas Family Foundation, Inc., a Florida not-for-profit corporation (the “Family Foundation”) of which Mr. Jorge Mas is the president; and 1,232,500 shares covered by options exercisable within 60 days of April 11, 2007. Mr. Jorge Mas disclaims beneficial ownership of the shares held by the Family Partnership except to the extent of his pecuniary interest therein, and disclaims beneficial ownership of all of the shares owned by the Family Foundation. In 2003, Mr. Mas entered into a 10b5-1 plan with a third-party trustee providing for the sale of shares of our common stock. On an annual basis, Mr. Mas may authorize the trustee, in its sole discretion but subject to certain price restrictions and monthly volume limitations, to sell up to a maximum number of shares.

(2)	Includes 1,114,251 shares owned of record by Jose Ramon Mas Holdings I Limited Partnership, a Texas limited partnership (“Jose Mas Holdings”). The sole general partner of Jose Mas Holdings is Jose Ramon Mas Holdings Corporation, a Texas corporation that is wholly owned by Mr. Jose Mas. Also includes 105,500 shares owned of record by Jorge Mas Canosa Freedom Foundation, Inc., a Florida non-for-profit corporation (“Freedom Foundation”) of which Mr. Jose R. Mas is secretary; 462,500 shares covered by options exercisable within 60 days of April 11, 2007; and 837,209 shares owned of record individually. Mr. Jose R. Mas disclaims beneficial ownership of the shares held by the Freedom Foundation.

(3)	Includes shares of unvested restricted stock but as to which the owner presently has the right to vote and the right to receive dividends, as follows: Ernst N. Csiszar, 8,841 shares; Carlos M. de Cespedes, 13,901 shares; Robert J. Dwyer, 8,474 shares; Frank E. Jaumot, 9,728 shares; Julia L. Johnson, 12,033 shares; Austin Shanfelter, 142,349; Jose S. Sorzano, 9,941 shares; John Van Heuvelen, 13,941 shares; C. Robert Campbell, 4,252 shares; and Alberto de Cardenas, 2,100 shares.

(4)	Includes shares of common stock that may be issued upon the exercise of stock options that are exercisable within 60 days of April 11, 2007 as follows: Ernst N. Csiszar, 13,200 shares, Carlos M. de Cespedes, 24,750 shares; Robert J. Dwyer, 20,625 shares; Frank E. Jaumot, 20,625 shares; Julia L. Johnson, 103,125 shares; Austin J. Shanfelter 920,250 shares; Jose S. Sorzano, 138,125 shares; John Van Heuvelen, 111,500 shares; Robert Apple, 46,200 shares; C. Robert Campbell, 113,200; and Alberto de Cardenas, 45,000 shares.

(5)	Based on a Schedule 13G filed with the SEC, dated February 14, 2007, reporting beneficial ownership of more than 5% of MasTec’s common stock. As reported in the Schedule 13G, FMR possesses sole voting power with respect to 23,300 shares. As reported in the Schedule 13G, FMR possesses sole dispositive power with respect to 7,690,774. FMR’s address is 82 Devonshire Street, Boston, Massachusetts 02109.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, and regulations of the SEC thereunder require that MasTec’s directors, executive officers and persons who own more than 10% of MasTec’s common stock, as well as certain affiliates of such persons, file initial reports of their ownership of MasTec’s common stock and subsequent reports of changes in such ownership with the SEC. Directors, executive officers and persons owning more than 10% of MasTec’s common stock are required by SEC regulations to file with the SEC and the New York Stock Exchange reports of their respective ownership of common stock and to furnish MasTec with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports received, MasTec believes that during the year ended December 31, 2006, directors, executive officers and owners of more than 10% of the common stock timely complied with all applicable filing requirements, except that: Julia Johnson filed three late Form 4s containing an aggregate of four transactions that were not reported on a timely basis; Ernst Csiszar filed two late Form 4s, each containing one transaction that was not reported on a timely basis; and each of Carlos de Cespedes, Robert Dwyer, Frank Jaumot, Jose Sorzano and John Van Heuvelen filed one late Form 4 containing one transaction that was not reported on a timely basis.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval of Related Person Transactions
The Audit Committee Charter requires the Audit Committee to review and approve all transactions in which the Company is a participant and in which a related person has or will have a direct or indirect material interest. In March 2007, the Audit Committee formally adopted standards to apply when it reviews, approves or ratifies any such related party transaction. These standards provide that (i) all related party transactions must be fair and reasonable to the Company at the time they are authorized by the Audit Committee and (ii) all related party transactions must be authorized, approved or ratified by the affirmative vote of a majority of the members of the Audit Committee who have no interest, either directly or indirectly, in any such related party transaction.
Related Person Transactions
MasTec purchases, rents and leases equipment used in its business from a number of different vendors, on a non-exclusive basis, including Neff Corp. Juan Carlos Mas, the brother of Jorge and Jose Mas, is Chairman, Chief

Executive Officer, a director and a shareholder of Neff Corp. During the year ended December 31, 2006, MasTec paid Neff approximately $1.4 million for equipment purchases, rentals and leases. MasTec believes the amount paid to Neff is equivalent to the payments that would have been made between unrelated parties for similar transactions acting at arm’s length.
During 2006, we had an arrangement with a customer whereby we leased employees to the customer and charged approximately $0.3 million to the customer. Jorge Mas and Jose Mas are minority owners of this customer. Pursuant to the arrangement, MasTec provided less than $0.1 million worth of installation and maintenance services to the customer at fair market value rates and leases employees to the customer for which MasTec is reimbursed for its costs.
MasTec charters aircraft from a third party who leases two of its aircraft from entities in which Jorge Mas, our Chairman of the Board, and Jose Mas, our President and Chief Executive Officer, have an ownership interest. We paid this unrelated chartering company $682,809 in the year ended December 31, 2006.
Effective as of August 27, 2002, MasTec and Jorge Mas entered into a split dollar agreement, as subsequently amended, wherein MasTec agreed to pay the premiums due on two life insurance policies with an aggregate face amount of $50.0 million. Mr. Mas and his spouse are the insureds under the policies. Under the terms of this agreement, MasTec is the sole owner and beneficiary of the policies and is entitled to recover the greater of (i) all premiums it pays on the policies plus interest equal to four percent, compounded annually, or (ii) the aggregate cash value of the life insurance policy immediately before the death of the insureds. The remainder of the policies’ proceeds will be paid in accordance with Mr. Mas’ designations. MasTec will make the premium payments until the agreement is terminated, which occurs upon any of the following events: (i) bankruptcy, or dissolution of MasTec, or (ii) a change of control of MasTec.
Additionally, effective as of September 13, 2002, MasTec and Jorge Mas entered into a second split dollar agreement, as subsequently amended, wherein we agreed to pay the premiums due on a life insurance policy with a face amount of $80.0 million, $60.0 million of which is subject to the agreement and the remaining $20.0 million is deemed to be key-man insurance payable to MasTec and falls outside of the agreement. Jorge Mas is the insured under this policy. Under the terms of this agreement, MasTec is the sole owner and beneficiary of the policy and is entitled to recover the greater of (i) all premiums it pays on the portion of the policy subject to the agreement, plus interest equal to four percent, compounded annually, or (ii) the aggregate cash value of the life insurance policy immediately before the death of the insured. We will make the premium payments until the agreement is terminated, which occurs upon any of the following events: (i) bankruptcy, or dissolution of MasTec, or (ii) a change of control of us. An amount equal to $60.0 million of the policy’s proceeds will be paid in accordance with Jorge Mas’ designations. Any remainder of the proceeds will be paid to us. In 2006 we paid approximately $1.1 million in premiums in connection with the split dollar agreements for Jorge Mas.
On November 1, 2002, MasTec and Jorge Mas entered into a deferred bonus agreement in which we agreed to pay Mr. Mas a bonus in the event that the split dollar agreements Mr. Mas had entered into with MasTec were terminated due to a change of control. The amount of the bonus is equal to the total premiums made by us under the terms of the split dollar agreements, plus interest of four percent, compounded annually. The bonus is to be paid within 60 days after termination of the split dollar agreement. The deferred bonus agreement was subsequently amended to comply with Section 409A of the Internal Revenue Code.
AUDIT COMMITTEE AND AUDIT RELATED INFORMATION
Audit Committee Report
The Audit Committee of MasTec is composed of three directors, whom the Board of Directors, in the exercise of its reasonable business judgment, has determined meet the independence and experience requirements of the New York Stock Exchange and SEC rules and regulations. In 2006, the Audit Committee met fifteen times. The Audit Committee has adopted, and annually reviews, a charter, which provides the duties and obligations of the Audit Committee.

The agenda of the Audit Committee is established by the Chairman of the Audit Committee. During 2006, at each of it’s meetings, the Audit Committee met with senior members of the financial management team. Members of the Audit Committee had private executive sessions, as appropriate, at its meetings, with MasTec’s independent registered public accounting firm for the purpose of discussing financial management, accounting and internal control issues.
The Audit Committee also discussed with the independent auditors the matters required to be reviewed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications), and reviewed the written disclosures and related correspondence from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee reviewed and discussed with the independent auditors their independence from MasTec. In connection with discussions regarding independence, the Audit Committee also considered with the independent auditors whether the provision of non-audit services by independent auditors to MasTec is compatible with the auditors’ independence.
The Audit Committee has reviewed the audited financial statements contained in the Annual Report on Form 10-K with our management, including a discussion of the accounting principles, the reasonableness of judgments and estimates, the clarity of disclosure in the financial statements and the conformity of the consolidated financial statements of MasTec with generally accepted accounting principles.
In performing its functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of MasTec’s management, which has the primary responsibility for the financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of our annual financial statements to generally accepted accounting principles.
In reliance on these reviews and discussions, and the report of the independent auditors, the Audit Committee has recommended to the Board of Directors and the Board of Directors has approved, the audited financial statements included in MasTec’s Annual Report on Form 10-K for the year ended December 31, 2006.
John Van Heuvelen, Chairman
Ernst N. Csiszar
Frank E. Jaumot
Independent Public Accountants
Our Audit Committee engaged BDO Seidman, LLP to serve as our independent registered public accountants for the 2006 fiscal year. A representative from BDO Seidman, LLP is expected to attend the 2007 Annual Meeting of Shareholders and will have the opportunity to make a statement and answer questions.
Audit Fees
Fees for services rendered by our independent auditors, BDO Seidman, LLP, for professional services rendered for the 2005 and 2006 audit of our annual financial statements, review of financial statements included in quarterly reports on Form 10-Q in 2005 and 2006, out of pocket expenses, procedures performed for a registration statement filing and other audit procedures related to SEC comment letters totaled approximately $2.2 million and $2.1 million for 2005 and 2006, respectively.
Audit Related Fees
Fees for audit related services, which are services that are reasonably related to the performance of the audit or review of quarterly financial statements, performed by BDO Seidman, LLP were $36,000 and $36,200 in 2005 and 2006, respectively.

Tax Fees
Fees billed for tax services, including compliance, tax advice and tax planning, performed by BDO Seidman, LLP in 2005 and 2006 were $4,000 and $4,700, respectively.
All Other Fees
There were no fees billed for other services in 2005 and 2006 by BDO Seidman, LLP.
Pre-approval Policies
The Audit Committee pre-approves all auditing services and the terms of such services (which may include providing comfort letters in connection with securities underwritings) and non-audit services provided by our independent auditors, but only to the extent that the non-audit services are not prohibited under applicable law and the Audit Committee reasonably determines that the non-audit services do not impair the independence of the independent auditors. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.
The pre-approval requirement is waived with respect to the provision of non-audit services for MasTec if (i) the aggregate amount of all such non-audit services provided to MasTec constitutes not more than 5% of the total amount of revenues paid by MasTec to its independent auditors during the fiscal year in which such non-audit services were provided, (ii) such services were not recognized at the time of the engagement to be non-audit services, and (iii) such services are promptly brought to the attention of the Audit Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Audit Committee.
The Audit Committee has considered and determined that the provision of the non-audit services described above is compatible with maintaining the auditor’s independence.
During 2005 and 2006, audit related services, tax services, and all other services to be provided by BDO Seidman, LLP were pre-approved by the Audit Committee.
Shareholders’ Proposals for 2008 Annual Meeting
Under our bylaws, MasTec must receive any proposal from an eligible shareholder intended to be presented at the 2008 Annual Meeting of Shareholders, including any nomination proposal, on or before December 28, 2007 for the proposal to be eligible for inclusion in our Proxy Statement and Proxy related to that meeting. Any notice regarding a shareholder proposal must include the information specified in Article I, Section 9 of our bylaws. If a shareholder fails to comply with Article I, Section 9 of our bylaws or notifies MasTec after December 28, 2007 of an intent to present a proposal at MasTec’s 2007 Annual Meeting of Shareholders, the proposal will not be considered. A copy of our bylaw requirements will be provided upon written request to: MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134.

Other Matters that May Come Before the Annual Meeting
The Board of Directors does not intend to present, and knows of no others who intend to present, at the Annual Meeting any matter or business other than that set forth in the accompanying Notice of Annual Meeting of Shareholders. If other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote any proxies on such matters in accordance with their judgment.
MasTec’s Annual Report on Form 10-K for the year ended December 31, 2006 is being mailed or transmitted with this Proxy Statement to shareholders of record as of April 11, 2007. The Form 10-K does not form any part of the material for the solicitation of proxies.

/s/ Alberto de Cardenas
Alberto de Cardenas, Secretary
Coral Gables, Florida April 27, 2007

800 S. Douglas ROAD, 12th FLOOR
CORAL GABLES, FL 33134
VOTE BY INTERNET — www.proxyvote.com
     Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date, whichever comes first. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
     If you would like to reduce the costs incurred by MasTec, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
     Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date, whichever comes first. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL —
     Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to MasTec, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
     TO VOTE, MARK BLOCKS IN BLUE OR BLACK INK MASTEC KEEP THIS PORTION FOR YOUR RECORDS
     THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED DETACH AND RETURN THIS PORTION ONLY
MasTec, Inc.
(1)	Election of three (3) Directors as described in the Proxy Statement of the Board of Directors. The Board of Directors recommends a vote FOR ALL nominees listed below.

For	Withhold	For All
All	All	Except
☐	☐	☐
     To withhold authority to vote, mark “For All Except” and write the nominee’s name on the line below:
     ________________________________________________
     The nominees for Class III Directors are: 01) Robert J. Dwyer, 02) Frank E. Jaumot, 03) Jose S. Sorzano
(2)	In the Proxies’ discretion, upon any other business that may properly be presented at the Annual Meeting or any adjournments or postponements thereof.

     Receipt of the Notice and Proxy Statement for the 2007 Annual Meeting of Shareholders and MasTec’s Annual Report on Form 10-K for the year ended December 31, 2006 is acknowledged.
     (Please sign exactly as your name or names appear on this proxy. When signing as executor, guardian, trustee, joint owners, agent, authorized representative or a corporate owner, or other representative, please give your full title as such.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date
PROXY FOR 2007 ANNUAL MEETING OF SHAREHOLDERS
SOLICITED BY THE BOARD OF DIRECTORS OF MASTEC, INC.
     The undersigned hereby constitutes and appoints Alberto de Cardenas and Cristina Canales (the “Proxies”), or any one of them, each with full power of substitution, attorneys and proxies for the undersigned, to vote all shares of common stock of MasTec, Inc. (“MasTec”) that the undersigned would be entitled to vote at the 2007 Annual Meeting of Shareholders to be held at the Douglas Entrance Annex Building, 3rd Floor Archroom, 800 S. Douglas Road, Coral Gables, Florida 33134, at 9:30 a.m. on Thursday, May 24, 2007, or any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including, but not limited to, the matters stated on the reverse side.
     If shares of MasTec common stock are issued to or held for the account of the undersigned under the MasTec 401(k) Retirement Plan (the “Plan”), then the undersigned hereby directs the Trustee of the Plan to vote all shares of MasTec common stock in the undersigned’s name and/or account under the Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including, but not limited to, the matters stated on the reverse side.
     ANY PROPER PROXY RECEIVED BY MASTEC AS TO WHICH NO CHOICE HAS BEEN INDICATED WILL BE VOTED BY THE PROXIES “FOR ALL” THE NOMINEES SET FORTH ON THE REVERSE SIDE AND IN ACCORDANCE WITH THE RECOMMENDATION OF MASTEC’S BOARD OF DIRECTORS ON ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING. YOUR PROXY CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THIS CARD OR FOLLOW THE INSTRUCTIONS FOR INTERNET OR TELEPHONE VOTING SET FORTH ON THE REVERSE SIDE.
(Continued and to be signed on reverse)